Exhibit 99.2

For More Information:

Varian, Inc.

ir@varianinc.com

650.213.8000, Ext. 3752

FOR IMMEDIATE RELEASE

February 7, 2005

VARIAN, INC. BOARD AUTHORIZES STOCK REPURCHASE PROGRAM

PALO ALTO, Calif. – On February 4, 2005, the Board of Directors of Varian, Inc. (Nasdaq:VARI) authorized the Company to repurchase up to $145 million of its common stock. These repurchases are currently expected to be made in the next twelve months, but are authorized to be made until September 30, 2006.

The repurchase program is contingent upon completion of the company’s announced divestiture of its Electronics Manufacturing business for $195 million. That divestiture was announced separately today, and is expected to be completed in early March.

“We believe that a share repurchase is an excellent vehicle to enhance value for our shareholders,” said G. Edward McClammy, Senior Vice President and Chief Financial Officer, Varian, Inc. “And in a very tangible way, it also demonstrates the confidence our board of directors and management have in the company’s strategy and potential for the future. Even with the completion of this stock buy-back, we will still have sufficient cash available to continue our strategy of identifying and acquiring businesses that complement our existing product range.”

This program will, once effective, replace a previous authorization to repurchase up to 1,000,000 shares, of which 808,000 shares remained available for repurchase at December 31, 2004.

Purchases will be made from time-to-time through brokers and dealers in public market or in privately negotiated transactions.

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Varian, Inc. is a major supplier of scientific instruments, vacuum technologies, and specialized contract electronics manufacturing services. These businesses serve a broad range of life science and industrial customers worldwide. The company manufactures in 15 locations in North America, Europe, and the Pacific Rim and employs some 4,600 people. Varian, Inc. had fiscal year 2004 sales of $916 million. Additional information about Varian, Inc. is available at www.varianinc.com.